Exhibit (a)(1)(i)

ADCARE HEALTH SYSTEMS, INC.
Offer to Purchase for Cash Relating to
Any and All of its Outstanding
10% Convertible Subordinated Notes Due April 30, 2017

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF MONDAY, JANUARY 9, 2017, UNLESS EXTENDED AS DESCRIBED HEREIN (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”) OR EARLIER TERMINATED. REGISTERED HOLDERS (EACH, A “HOLDER” AND, COLLECTIVELY, THE “HOLDERS”) OF THE CONVERTIBLE NOTES (AS DEFINED BELOW) MUST VALIDLY TENDER (AND NOT VALIDLY WITHDRAW) THEIR CONVERTIBLE NOTES AT OR PRIOR TO THE EXPIRATION TIME IN ORDER TO BE ELIGIBLE TO RECEIVE THE PURCHASE PRICE (AS DEFINED BELOW). TENDERED CONVERTIBLE NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME.
AdCare Health Systems, Inc., a Georgia corporation (“AdCare”, “we” or “us”) hereby makes an offer (the “Offer”), upon the terms and subject to the conditions set forth in this Offer to Purchase (as the same may be amended or supplemented, this “Offer to Purchase”) and the related Letter of Transmittal (as the same may be amended or supplemented, the “Letter of Transmittal”), to purchase for cash any and all of AdCare’s outstanding 10% Convertible Subordinated Notes Due April 30, 2017 (the “Convertible Notes”) at a purchase price equal to $1,000 per $1,000 principal amount of Convertible Notes purchased (the “Purchase Price”), plus accrued and unpaid interest on such Convertible Notes, if any, up to, but not including, the Payment Date (as defined herein) (“Accrued Interest”).
Notwithstanding any other provision of the Offer, AdCare’s obligation to accept for payment, and to pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is subject to, and conditioned upon, the satisfaction or waiver of all of the conditions described in this Offer to Purchase under “Conditions to the Offer.” The Offer is not conditioned on the tender of any minimum aggregate principal amount of Convertible Notes. However, if you elect to participate in the Offer, then you must tender the entire principal amount of your Convertible Note. You may not tender only a portion of the principal amount of your Convertible Note. No partial tender of a Convertible Note will be accepted. See “Conditions to the Offer.”
Any questions or requests for assistance concerning the Offer may be directed to AdCare Health Systems, Inc. at 454 Satellite Blvd. NW, Suite 100, Suwanee, Georgia 30024, Attention: Corporate Secretary, or (678) 869-5116. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any other related documents may be directed to the same address and telephone number.
ADCARE DOES NOT MAKE ANY RECOMMENDATION IN CONNECTION WITH THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR CONVERTIBLE NOTES IN THE OFFER.
THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
December 8, 2016

i

SUMMARY TERM SHEET
The following summary is qualified in its entirety by reference to, and should be read in connection with, the information appearing elsewhere or incorporated by reference in this Offer to Purchase. Each of the capitalized terms used in this Summary Term Sheet and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Company	AdCare Health Systems, Inc., a Georgia corporation.

The Convertible Notes	10% Convertible Subordinated Notes Due April 30, 2017 of AdCare. As of the date of this Offer to Purchase, $7,700,000 in aggregate principal amount of Convertible Notes was outstanding.

The Offer
AdCare is offering to purchase for cash, upon the terms and subject to the conditions described herein and in the Letter of Transmittal, any and all of the outstanding Convertible Notes validly tendered but not validly withdrawn prior to the Expiration Time (defined below), and accepted for purchase by AdCare, in exchange for the Purchase Price plus Accrued Interest. See “The Offer.”

Purchase Price; Accrued Interest
The Purchase Price offered is cash in an amount equal to $1,000 per $1,000 principal amount of Convertible Notes purchased in the Offer. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time, and AdCare accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, AdCare will pay such Holder the Purchase Price plus Accrued Interest for such Convertible Notes on the Payment Date. See “The Offer — Purchase Price; Accrued Interest.”

Purpose of the Offer
The purpose of the Offer is to acquire all of the outstanding Convertible Notes validly tendered and not validly withdrawn in order to retire the associated debt. See “The Offer — Purpose of the Transaction; Plans.”

Source and Amount of Funds	AdCare intends to fund the purchase of Convertible Notes in the Offer with cash on hand. See “The Offer — Source and Amount of Funds.”

Expiration Time
The Offer will expire at midnight, New York City time, at the end of Monday, January 9, 2017, unless extended or earlier terminated by AdCare in its sole discretion. See “The Offer — Expiration Time; Extension; Amendment; Termination.”

Payment Date

The payment date (the “Payment Date”) for Convertible Notes validly tendered and not validly withdrawn in the Offer will be promptly after the Expiration Time. See “Acceptance for Payment and Payment.”

Withdrawal Rights
Tendered Convertible Notes may be withdrawn by Holders at any time prior to the Expiration Time. In addition, if not previously accepted for payment, tendered Convertible Notes may be withdrawn after the date that is 40 business days after the commencement of the Offer. See “Procedures for Tendering and Withdrawing Convertible Notes — Withdrawal of Tenders by Holders.”

Conditions to the Offer
Notwithstanding any other provision of the Offer, AdCare’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on the satisfaction of, or where applicable the waiver of, certain conditions applicable to the Offer described under “Conditions to the Offer.” AdCare reserves the right in its sole discretion to waive any and all conditions to the Offer.
The Offer is not conditioned upon the tender of any minimum aggregate principal amount of Convertible Notes. However, if you elect to participate in the Offer, then you must tender the entire principal amount of your Convertible Note. You may not tender only a portion of the principal amount of your Convertible Note. No partial tender of a Convertible Note will be accepted. See “Conditions to the Offer.”

Procedures for Tendering and Withdrawing Convertible Notes
If you beneficially own Convertible Notes through an account maintained by a broker, dealer, custodian, trust company or other nominee, you should promptly contact such nominee and instruct it to tender the Convertible Notes on your behalf as such nominee may impose earlier deadlines than those included in this Offer to Purchase.

In order to participate in the Offer, you must deliver to AdCare, by mail, courier or hand delivery, prior to the Expiration Time: (i) a properly completed, dated and signed Letter of Transmittal, pursuant to the instructions provided in the Letter of Transmittal; (ii) the original Convertible Notes to be tendered (or a properly completed, signed and dated Affidavit of Lost Note and Indemnification Agreement with respect thereto, a form of which is attached to the Letter of Transmittal); and (iii) any other documents required by the Letter of Transmittal or the Affidavit of Lost Note and Indemnification Agreement.

For a withdrawal of a tender of Convertible Notes to be effective, AdCare must receive a written notice of withdrawal prior to the Expiration Time by mail, courier or hand delivery.

For further information on how to tender or withdraw Convertible Notes, call AdCare at (678) 869-5116. See “Procedures for Tendering and Withdrawing Convertible Notes.”

Untendered and/or Unpurchased Convertible Notes
Convertible Notes not tendered or not accepted for payment pursuant to the Offer will remain outstanding and will continue to accrue interest and be convertible in accordance with their terms. Although AdCare has no obligation to do so, AdCare may purchase the untendered Convertible Notes in any lawful manner available to AdCare at any time after the date that is ten business days following the Expiration Time. See “Additional Considerations Concerning the Offer— Subsequent Purchase of the Convertible Notes.”

Acceptance for Payment and Payment
Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, AdCare will, promptly after the Expiration Time, accept for payment any and all outstanding Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time and AdCare accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, AdCare will pay the Purchase Price and Accrued Interest for such Convertible Notes on the Payment Date.

Payments for Convertible Notes accepted for payment will be made on the Payment Date by check drawn on the account of AdCare and sent by overnight courier service to the Holders of the Convertible Notes accepted for payment. Any Convertible Notes validly tendered and accepted for payment pursuant to the Offer will be cancelled. Any Convertible Notes tendered but not accepted for payment pursuant to the Offer will be returned to the Holders promptly after the Expiration Time. See “Acceptance for Payment and Payment.”

Material U.S. Federal Income Tax Consequences	For a discussion of material U.S. federal income tax consequences relating to the Offer, see “Material U.S. Federal Income Tax Consequences.”

Additional Considerations
You should consider carefully all of the information set forth in this Offer to Purchase, as well as the information incorporated by reference herein, including the factors described under “Additional Considerations Concerning the Offer,” before deciding whether to tender your Convertible Notes in the Offer.

Further Information
Any questions or requests for assistance concerning the terms of the Offer should be directed to AdCare Health Systems, Inc. at 454 Satellite Blvd. NW, Suite 100, Suwanee, Georgia 30024, Attention: Corporate Secretary, or (678) 869-5116. Any other questions or requests for assistance, including requests for additional copies of this Offer to Purchase and the Letter of Transmittal, should be directed to the same address and telephone number.

ABOUT THE COMPANY
AdCare, through its subsidiaries, is a self-managed real estate investment company that invests primarily in real estate purposed for long-term care and senior living. AdCare’s business primarily consists of leasing and subleasing healthcare facilities to third-party tenants, which operate such facilities. The facility operators provide a range of healthcare services, including skilled nursing and assisted living services, social services, various therapy services, and other rehabilitative and healthcare services for both long-term and short-stay patients and residents.
As of September 30, 2016, AdCare owned, leased, or managed for third parties 38 facilities primarily in the Southeast. Of the 38 facilities, AdCare: (i) leased to third-party operators 22 skilled nursing facilities which it owned and subleased to third-party operators 11 skilled nursing facilities which it leased; (ii) leased to third-party operators two assisted living facilities which it owned; and (iii) managed on behalf of third-party owners two skilled nursing facilities and one independent living. On October 6, 2016, AdCare sold nine of its facilities in Arkansas.
AdCare was incorporated in Ohio on August 14, 1991, under the name Passport Retirement, Inc. In 1995, the Company acquired substantially all of the assets and liabilities of AdCare Health Systems, Inc. and changed its name to AdCare Health Systems, Inc. AdCare completed its initial public offering in November 2006. Initially based in Ohio, AdCare expanded its portfolio through a series of strategic acquisitions to include properties in a number of other states, primarily in the Southeast. In 2012, AdCare relocated its executive offices and accounting operations to Georgia, and AdCare changed its state of incorporation from Ohio to Georgia on December 12, 2013.
Historically, AdCare’s business focused on owning and operating skilled nursing and assisted living facilities. AdCare also managed facilities on behalf of unaffiliated owners with whom AdCare entered into management contracts. In July 2014, AdCare’s Board of Directors (the “Board”) approved a strategic plan to transition AdCare to a healthcare property holding and leasing company through a series of leasing and subleasing transactions (the “Transition”). AdCare effected the Transition through: (i) leasing to third-party operators all of the healthcare properties which it owns and previously operated; (ii) subleasing to third-party operators all of the healthcare properties which it leases (but does not own) and previously operated; and (iii) continuing the one remaining management agreement to manage two skilled nursing facilities and one independent living facility for third parties. AdCare completed the Transition in December 2015.
AdCare’s principal executive offices are located at 454 Satellite Blvd. NW, Suite 100, Suwanee, Georgia 30024, and its telephone number is (678) 869-5116.

THE OFFER
Introduction
AdCare hereby offers, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the Convertible Notes that are validly tendered and not validly withdrawn prior to the Expiration Time for the Purchase Price plus Accrued Interest.
Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, AdCare will, promptly after the Expiration Time, accept for payment any and all Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time. If a Holder validly tenders its Convertible Notes prior to the Expiration Time and does not validly withdraw its Convertible Notes prior to the Expiration Time and AdCare accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, AdCare will pay the Purchase Price plus Accrued Interest for such Convertible Notes on the Payment Date.
Convertible Notes accepted for payment pursuant to the Offer will be accepted in their entirety only. If you elect to participate in the Offer, then you must tender the entire principal amount of your Convertible Note. You may not tender only a portion of the principal amount of your Convertible Note. No partial tender of a Convertible Note will be accepted.
Purchase Price; Accrued Interest
The Purchase Price per $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn is $1,000 in cash. In addition, Holders whose Convertible Notes are accepted for payment pursuant to the Offer will be entitled to receive Accrued Interest on those Convertible Notes. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Convertible Notes.
The Purchase Price and Accrued Interest for Convertible Notes accepted for payment will be paid on the Payment Date, which will be promptly after the Expiration Time. Any such payments will be made by check drawn on the account of AdCare and sent by overnight courier to the Holders of the Convertible Notes accepted for payment. See “Acceptance for Payment and Payment.”
Tenders of Convertible Notes pursuant to the Offer may be validly withdrawn at any time prior to the Expiration Time by following the procedures described herein. See “Procedures for Tendering and Withdrawing Convertible Notes — Withdrawal of Tenders by Holders.” In addition, if not previously accepted for payment, tendered Convertible Notes may be withdrawn after the date that is 40 business days after the commencement of the Offer. If Holders validly withdraw previously tendered Convertible Notes, such Holders will not receive the Purchase Price unless such Convertible Notes are validly retendered and not again validly withdrawn prior to the Expiration Time (and AdCare accepts the Convertible Notes for payment, upon the terms and subject to the conditions of the Offer).
Expiration Time; Extension; Amendment; Termination
The term “Expiration Time” with respect to the Offer means midnight, New York City time, at the end of Monday, January 9, 2017, unless extended or earlier terminated by AdCare. If the Offer is extended, “Expiration Time” shall mean the new time and date on which the Offer, as so extended, will expire. AdCare may extend the Expiration Time for any purpose, including to permit the satisfaction or waiver of all conditions to the Offer or for any other reason. In order to extend the Expiration Time, AdCare will make a public announcement prior to 9:00 a.m., New York City time, on the next New York City business day after the previously scheduled Expiration Time. Any such announcement will state that AdCare is extending the Offer for a specified period or on a daily basis. Without limiting the manner in which AdCare may choose to make a public announcement of any extension of the Offer, AdCare will not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release.
AdCare’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn prior to the Expiration Time is conditioned on the satisfaction of, or where applicable the waiver of, certain conditions applicable to the Offer described herein. See “Conditions to the Offer.”
AdCare expressly reserves the right, in its sole discretion but subject to applicable law, to: (i) waive any and all of the conditions of the Offer prior to the Expiration Time; (ii) extend the Expiration Time of the Offer; (iii) amend the terms of the Offer; or (iv) if any of the conditions to the Offer are not satisfied, terminate the Offer and not accept for payment any Convertible Notes tendered in the Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which AdCare may choose to make such announcement, AdCare shall not, unless required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a timely press release.
If AdCare extends the Offer or delays its acceptance for payment, or its payment, for any Convertible Notes tendered in the Offer for any reason, then, without prejudice to AdCare’s rights under that Offer, AdCare may retain the tendered Convertible Notes. However, the ability of AdCare to delay acceptance for payment, or payment, for Convertible Notes that are validly tendered and not withdrawn prior to the Expiration Time is limited by Rules 13e-4 and 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of Holders promptly after the termination or withdrawal of a tender offer.
If AdCare terminates or amends the Offer, then it will issue a timely press release or other public announcement regarding the termination or amendment.
If AdCare makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, then AdCare will promptly disseminate disclosure regarding the changes to the Offer and extend the Offer, each if required by law, to ensure that the Offer remains open a minimum of five business days from the date AdCare disseminates disclosure regarding the changes. If AdCare makes a change in the principal amount of Convertible Notes sought or the Offer consideration, including the amount of the Purchase Price, AdCare will promptly disseminate disclosure regarding the changes and extend the Offer, each if required by law, to ensure that the Offer remains open a minimum of ten business days from the date AdCare disseminates disclosure regarding the changes. For purposes of the Offer, “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.
Purpose of the Transaction; Plans
The purpose of the Offer is to acquire all of the outstanding Convertible Notes validly tendered and not validly withdrawn in order to retire the associated debt.
Any Convertible Notes purchased by AdCare in the Offer will be cancelled and will cease to be outstanding. Any Convertible Notes that remain outstanding after the Offer will continue to be obligations of AdCare, and Holders of those Convertible Notes will continue to have all of the rights associated with those Convertible Notes. AdCare is not seeking the approval of the Holders for any amendment of the Convertible Notes in connection with this Offer. See “Additional Considerations Concerning the Offer — Material Differences in the Rights of Holders of Convertible Notes as a Result of the Offer.”
Source and Amount of Funds
AdCare anticipates needing approximately $7,719,000 to purchase the Convertible Notes pursuant to the Offer (excluding fees and expenses related to the Offer), assuming that: (i) all outstanding Convertible Notes are validly tendered (and not validly withdrawn) and accepted for payment; and (ii) the Payment Date will be January 10, 2017. AdCare will fund the purchase of Convertible Notes pursuant to the Offer from its available cash on hand. At September 30, 2016, and giving effect to the sale in October 2016 of AdCare’s nine Facilities in Arkansas, AdCare’s cash and cash equivalents were approximately $20.0 million.
Conditions of the Offer
Notwithstanding any other provision of the Offer, AdCare’s obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Offer is conditioned on the satisfaction of, or where applicable the waiver of, the conditions applicable to the Offer described under “Conditions to the Offer.” AdCare reserves the right in its sole discretion to waive any and all conditions to the Offer. The Offer is not conditioned upon the tender of any minimum aggregate principal amount of Convertible Notes. However, Convertible Notes accepted for payment pursuant to the Offer will be accepted in their entirety only. If you elect to participate in the Offer, then you must tender the entire principal amount of your Convertible Note. You may not tender only a portion of the principal amount of your Convertible Note. No partial tender of a Convertible Note will be accepted. See “Conditions to the Offer.”
PROCEDURES FOR TENDERING AND WITHDRAWING CONVERTIBLE NOTES
The tender of Convertible Notes pursuant to the Offer and in accordance with the procedures described below will constitute a valid tender of Convertible Notes. If a Holder validly tenders and does not validly withdraw its Convertible Notes prior to the Expiration Time, and AdCare accepts such Convertible Notes for payment, upon the terms and subject to the conditions of the Offer, AdCare will pay such Holder the Purchase Price plus Accrued Interest for such Convertible Notes on the Payment Date. Any Convertible Notes tendered and validly withdrawn prior to the Expiration Time will be deemed not to have been validly tendered.
Tenders of Convertible Notes
To tender your Convertible Note pursuant to the Offer, you must deliver to AdCare Health Systems, Inc. at 454 Satellite Blvd. NW, Suite 100, Suwanee, Georgia 30024, Attention: Corporate Secretary, by mail, courier or hand delivery, prior to the Expiration Time: (i) a properly completed, dated and signed (including signatures guaranteed if required) Letter of Transmittal, pursuant to the instructions provided in the Letter of Transmittal; (ii) the original Convertible Notes to be tendered (or a properly completed, signed and dated Affidavit of Lost Note and Indemnification Agreement with respect thereto); and (iii) any other documents required by the Letter of Transmittal or the Affidavit of Lost Note and Indemnification Agreement.
Delivery of the Transmittal Letter without the original Convertible Notes to be tendered (or a properly completed, signed and dated Affidavit of Lost Note and Indemnification Agreement with respect thereto) will not constitute valid delivery.

DELIVERY OF THE LETTER OF TRANSMITTAL, THE ORIGINAL CONVERTIBLE NOTES TO BE TENDERED OR ANY OTHER DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF ANY OF THE FOREGOING BY FACSIMILE OR EMAIL TRANSMISSION, WILL NOT CONSTITUTE VALID DELIVERY.
Convertible Notes accepted for payment pursuant to the Offer will be accepted in their entirety only. If you elect to participate in the Offer, then you must tender the entire principal amount of your Convertible Note. You may not tender only a portion of the principal amount of your Convertible Note.
If you do not deliver to AdCare, prior to the Expiration Time, a properly completed, dated and signed Letter of Transmittal, the original Convertible Notes to be tendered (or a properly completed, signed and dated Affidavit of Lost Note and Indemnification Agreement with respect thereto), and any other documents required by the Letter of Transmittal or the Affidavit of Lost Note and Indemnification Agreement, in each case pursuant to the instructions provided in the Letter of Transmittal, or if you submit incomplete or incorrectly completed materials, then you will be considered to have rejected the Offer.
Signatures and Signature Guarantees
For the Letter of Transmittal or any notice of withdrawal, you must have signatures guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures on the Letter of Transmittal need not be guaranteed if the Letter of Transmittal is signed by the registered Holder of the Convertible Notes being tendered or such Convertible Notes are tendered for the account of an Eligible Institution. See Instruction 2 of the Letter of Transmittal. If a Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to AdCare of the authority of such person so to act must be submitted.
U.S. Federal Income Tax Backup Withholding
Under the “backup withholding” provisions of U.S. federal income tax law, unless the beneficial owner satisfies the conditions described in Instruction 9 of the Letter of Transmittal or is otherwise exempt, the aggregate Purchase Price and Accrued Interest payable to such person may be subject to backup withholding at a rate of 28%. To prevent backup withholding, each U.S. Holder (as defined under “Material U.S. Federal Income Tax Consequences”) should complete and sign the Internal Revenue Service (“IRS”) Form W-9 provided with the Letter of Transmittal. Each Non-U.S. Holder (as defined under “Material U.S. Federal Income Tax Consequences”) must submit the appropriate completed IRS Form W-8 (generally IRS Form W-8BEN) to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.
Effect of Tender
Subject to, and effective upon, the acceptance for payment of, and payment for, the Convertible Notes tendered thereby, by executing and delivering a Letter of Transmittal a tendering Holder of Convertible Notes: (i) sells, assigns and transfers to, or upon the order of, AdCare, all right, title and interest in and to all the Convertible Notes tendered thereby; (ii) waives any and all rights, other than rights under federal securities laws, with respect to such Convertible Notes (including, without limitation, any existing or past defaults and their consequences in respect of such Convertible Notes); (iii) releases and discharges AdCare from any and all claims, other than claims under federal securities laws, such Holder may have now, or may have in the future arising out of, or related to, such Convertible Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to such

Convertible Notes or to convert the Convertible Notes into shares of AdCare’s common stock; and (iv) irrevocably constitutes and appoints AdCare as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Convertible Notes with respect to such Convertible Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer to AdCare ownership of such Convertible Notes on the account books maintained by AdCare, together, in any such case, with all accompanying evidences of transfer and authenticity, (b) transfer such Convertible Notes on any relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Convertible Notes (except the right to receive the Purchase Price and Accrued Interest for any tendered Convertible Notes that are purchased by AdCare), all in accordance with the terms and subject to the conditions of the Offer.
The tender by a Holder that is not validly withdrawn prior to AdCare’s acceptance of the tender will constitute a binding agreement between the Holder and AdCare in accordance with the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal. The valid tender of Convertible Notes will constitute the agreement of the Holder to deliver good title to all tendered Convertible Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.
Determination of Validity
All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of Convertible Notes pursuant to the procedures described in this Offer to Purchase and the Letter of Transmittal and the form and validity of all documents will be determined by AdCare in its sole discretion. AdCare reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of or payment for which may, upon the advice of counsel for AdCare, be unlawful. AdCare also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Convertible Notes, subject to applicable law. Any determination by AdCare as to the validity, form, eligibility and acceptance of Convertible Notes for payment, or any interpretation by AdCare as to the terms and conditions of the Offer, is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. AdCare is not obligated and does not intend to accept any alternative, conditional or contingent tenders. Unless waived, any irregularities in connection with tenders must be cured within such time as AdCare shall determine. None of AdCare or any of its affiliates or assigns or any other person will be under any duty to give notification of any defects or irregularities in such tenders or will incur any liability to a Holder for failure to give such notification. Tenders of Convertible Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Convertible Notes received by AdCare that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by AdCare to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as promptly as practical following the Expiration Time.
THE METHOD OF DELIVERY OF ORIGINAL CONVERTIBLE NOTES AND LETTERS OF TRANSMITTAL, ANY REQUIRED SIGNATURE GUARANTEES AND ALL OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE PERSONS TENDERING AND DELIVERING LETTERS OF TRANSMITTAL AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY ADCARE. IF DELIVERY IS BY MAIL, IT IS SUGGESTED THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO ADCARE PRIOR TO THE EXPIRATION TIME.

No Appraisal Rights
No appraisal rights are available to holders of Convertible Notes under applicable law in connection with the Offer.
No Guaranteed Delivery
There are no guaranteed delivery provisions provided for by AdCare in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Convertible Notes in accordance with the procedures set forth above and complete such procedures prior to the Expiration Time in order to be eligible to receive the Purchase Price.
Withdrawal of Tenders by Holders
Except as otherwise provided herein, tenders of Convertible Notes pursuant to the Offer are irrevocable. Withdrawal of Convertible Notes by Holders may only be accomplished in accordance with the following procedures.
Holders may withdraw Convertible Notes tendered in the Offer at any time prior to the Expiration Time. Thereafter, such tenders may be withdrawn after the 40th business day following the commencement of the Offer, in accordance with Rule 13e-4(f) of the Exchange Act, unless such Convertible Notes have been accepted for payment as provided in this Offer to Purchase. If AdCare extends the Offer, is delayed in its acceptance for payment of Convertible Notes or is unable to purchase Convertible Notes validly tendered and not validly withdrawn under the Offer for any reason, then, without prejudice to AdCare’s rights under the Offer, AdCare may nevertheless retain tendered Convertible Notes, and such Convertible Notes may not be withdrawn except to the extent that the Holder is entitled to withdrawal rights described herein.
Tenders of Convertible Notes may be withdrawn at any time prior to the Expiration Time. For a withdrawal of a tender of Convertible Notes to be effective, AdCare must receive a written notice of withdrawal prior to the Expiration Time, by mail, courier or hand delivery delivered to AdCare Health Systems, Inc. at 454 Satellite Blvd. NW, Suite 100, Suwanee, Georgia 30024, Attention: Corporate Secretary. Any such notice of withdrawal must: (i) specify the name of the Holder who tendered the Convertible Notes to be withdrawn; (ii) contain the identification number of such Convertible Notes (which number is set forth on the face of each Convertible Note); (iii) contain a statement that such Holder is withdrawing the election to tender such Holder’s Convertible Notes; and (iv) be signed by the Holder in the same manner as the original signature on such Holder’s Letter of Transmittal, including any required signature guarantee(s), or be accompanied by evidence satisfactory to AdCare that the person withdrawing the tender has succeeded to the beneficial ownership of the Convertible Notes.
DELIVERY OF ANY NOTICE OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF ANY NOTICE OF WITHDRAWAL BY FACSIMILE OR EMAIL TRANSMISSION, WILL NOT BE ACCEPTED.
AdCare will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal. Any such determination is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. No withdrawal of Convertible Notes shall be deemed to have been validly made until all defects and irregularities have been cured or waived. None of AdCare or any of its affiliates or assigns or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Convertible Notes may not be rescinded, and any

Convertible Notes validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, Holders may retender withdrawn Convertible Notes by following one of the procedures for tendering Convertible Notes described herein at any time prior to the Expiration Time.
ACCEPTANCE FOR PAYMENT AND PAYMENT
Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, AdCare will, promptly after the Expiration Time, accept for payment any and all outstanding Convertible Notes validly tendered (or defectively tendered, if such defect has been waived by AdCare in its sole discretion) and not validly withdrawn pursuant to the Offer prior to Expiration Time. The Payment Date will be promptly after the Expiration Time. Any Convertible Notes so tendered and accepted for payment pursuant to the Offer will be cancelled.
AdCare, at its option, may elect to extend an Expiration Time with respect to the Offer to a later date and time announced by AdCare, provided that public announcement of that extension will be made not later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.
AdCare expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment any Convertible Notes tendered in the Offer if any of the conditions set forth under “Conditions to the Offer” shall not have been satisfied or waived by AdCare or in order to comply in whole or in part with any applicable law. In addition, AdCare expressly reserves the right, in its sole discretion, to delay acceptance for payment, or payment, for Convertible Notes tendered in the Offer in order to permit any or all of those conditions to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1(c) under the Exchange Act (which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer). In all cases, payment for Convertible Notes accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, the original Convertible Notes being tendered (or a completed Affidavit of Lost Note and Indemnification Agreement) and any other documents required by the Offer, in each case before the Expiration Time.
Upon the terms and subject to the conditions set forth herein and in the Letter of Transmittal, after the Expiration Time, AdCare will be deemed to have accepted for payment, and thereby purchased, all Convertible Notes validly tendered and not validly withdrawn prior to such Expiration Time only when, as and if AdCare gives oral or written notice of its acceptance for payment of such Convertible Notes. On the Payment Date, AdCare will issue to the Holders of the Convertible Notes accepted for payment checks drawn on the account of AdCare for the Purchase Price and Accrued Interest in respect of such Convertible Notes and transmit the checks by overnight courier service to such Holders.
If AdCare extends the Offer or delays its acceptance for payment, or payment, for Convertible Notes tendered in the Offer for any reason, then, without prejudice to AdCare’s rights under that Offer, AdCare may retain tendered Convertible Notes. However, the ability of AdCare to delay such acceptance or payment is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act as described above.
Holders whose Convertible Notes are accepted for payment pursuant to the Offer will be entitled to Accrued Interest on those Convertible Notes. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Convertible Notes.

AdCare will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Convertible Notes to it, or to its order, pursuant to the Offer. If, however, payment is to be made to any person other than the Holder, or if tendered Convertible Notes are registered in the name of any person other than the person signing the Letter of Transmittal, then the amount of any transfer taxes (whether imposed on the Holder or such other person) payable on account of the transfer to such other person will be deducted from the Purchase Price payment (and any remaining amount of transfer taxes will be billed directly to the Holder or such other person) unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.
If the Offer is terminated or the Convertible Notes are validly withdrawn prior to the Expiration Time, or the Convertible Notes are not accepted for payment, then the Purchase Price will not be paid or become payable. If any tendered Convertible Notes are not purchased pursuant to the Offer for any reason, such Convertible Notes will be returned to the Holder thereof unless otherwise requested by such Holder as provided under “Special Issuance Instructions” in the Letter of Transmittal, promptly following the Expiration Time or termination of the Offer.
CONDITIONS TO THE OFFER
Notwithstanding any other provision of the Offer, AdCare will not be required to accept for purchase and pay for any Convertible Notes tendered, and AdCare may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Convertible Notes, subject to Rule 14e-1(c) under the Exchange Act (which requires that an offeror pay the consideration offered or return the Convertible Notes tendered promptly after the termination or withdrawal of a tender offer), if the General Conditions set forth below have not been satisfied or waived.
General Conditions
For purposes of the foregoing provision, all of the “General Conditions” will be deemed to be satisfied at the Expiration Time unless AdCare determines, in its reasonable judgment, that any of the following events has occurred:

•
there shall have occurred (i) any general suspension or limitation of trading in, or major disruption in settlements of, securities in U.S. securities or financial markets, including on any U.S. national securities exchange or in the over-the-counter market, or any suspension or limitation of trading in any securities of AdCare on any U.S. national securities exchange or in the over-the-counter market, (ii) a material impairment in the trading market for debt securities generally, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the U.S. or other major financial markets (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in AdCare’s reasonable judgment, would have a reasonable likelihood of adversely affecting, the extension of credit by banks or other lending institutions in the U.S., (v) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the U.S. that would reasonably be expected to have a materially adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of AdCare or its subsidiaries, or (vi) any significant adverse change in U.S. securities or financial markets generally that, in AdCare’s reasonable judgment, would have a material adverse effect on the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of AdCare or its subsidiaries, or in the case of any of the foregoing existing on the date hereof, in the reasonable judgment of AdCare, a material acceleration, escalation or worsening thereof;

•
there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality or self-regulating organization that, in AdCare’s reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of AdCare or its subsidiaries;

•
there shall have been instituted, threatened or be pending any action, proceeding or investigation (whether formal or informal) (or there shall have been any material adverse development in any action or proceeding currently instituted, threatened or pending) before or by any court, governmental, regulatory or administrative agency or instrumentality, or self-regulating organization, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in AdCare’s reasonable judgment, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of AdCare or its subsidiaries, or which would or might, in AdCare’s reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

•
there exists any other actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which AdCare is a party, or by which it is bound) to the Offer or any other circumstances that would materially and adversely affect the transactions contemplated by the Offer or the contemplated benefits of the Offer to AdCare;

•
there shall have occurred any development, event or events that (i) would or might directly or indirectly prohibit, prevent, restrict or delay the consummation of the Offer, (ii) would materially impair the contemplated benefits of the Offer to AdCare, or (iii) is, or is reasonably likely to be, materially adverse to the business, operations, properties, conditions (financial or otherwise), assets, liabilities or prospects of AdCare or its subsidiaries; or

•	in AdCare’s reasonable judgment, as determined prior to the expiration of the Offer, the purchase of Convertible Notes will result in any adverse tax consequences to AdCare.
The foregoing conditions are for the sole benefit of AdCare and may be asserted by AdCare in its sole discretion and may be waived by AdCare in whole or in part, at any time and from time to time, in the sole discretion of AdCare, whether or not any other condition of the Offer is also waived, prior to the Expiration Time of the Offer. The conditions to the Offer will be either satisfied or waived by AdCare at or prior to the Expiration Time. The failure by AdCare at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right that may be asserted at any time and from time to time. AdCare has not made a decision as to what circumstances would lead it to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by AdCare concerning the events described in this section shall be final and binding upon all Holders.
AdCare expressly reserves the right, in its sole discretion but subject to applicable law, to: (i) waive any and all of the conditions of the Offer prior to the Expiration Time; (ii) extend the Expiration Time of the

Offer; (iii) amend the terms of the Offer; or (iv) if any of the conditions to the Offer are not satisfied, terminate the Offer and not accept for payment any Convertible Notes tendered in the Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time.
ADDITIONAL CONSIDERATIONS CONCERNING THE OFFER
The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each Holder before deciding whether the Convertible Notes should be tendered in the Offer. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”
Material Differences in the Rights of Holders of Convertible Notes as a Result of the Offer
Effects on the Holders of Convertible Notes Tendered and Accepted in the Offer. If your Convertible Notes are tendered and accepted in the Offer, you will receive the Purchase Price for any Convertible Notes tendered and accepted, plus Accrued Interest thereon, but will give up rights associated with ownership of such Convertible Notes. Set forth below is a summary of certain terms of the Convertible Notes and rights that you will forgo if you tender your Convertible Notes and the tender is accepted. The summary below does not purport to describe all of the terms of the Convertible Notes and is qualified in its entirety by reference to the form of Convertible Note, which is incorporated herein by reference. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents By Reference.”
Interest; Maturity Date. The Convertible Notes bear interest at 10.0% per annum and such interest is payable quarterly in cash in arrears. The Convertible Notes mature on April 30, 2017.
Unsecured; Subordinated. The Convertible Notes are unsecured and subordinated in right of payment to AdCare’s existing and future senior indebtedness.
Conversion. The Convertible Notes are convertible at the option of the Holder into shares of AdCare’s common stock at a conversion price equal to $4.25 per share. The conversion price is subject to adjustment for any subdivision (by stock dividend, stock split or similar corporation action) or combination (by reverse stock split or similar corporate action) of AdCare’s common stock.
Redemption at AdCare’s Option. AdCare may prepay at any time, without penalty, upon 60 days prior notice, any portion of the outstanding principal amount and accrued and unpaid interest thereon with respect to any Convertible Note; provided, however, that: (i) the shares of common stock issuable upon conversion of any Convertible Note which is to be so prepaid must be (a) registered for resale under the Securities Act or (b) otherwise sellable under Rule 144 of the Securities Act without volume limitations thereunder; and (ii) at any time after the issue date of such Convertible Note, the volume-weighted average price of AdCare’s common stock for ten consecutive trading days has equaled or exceeded 125% of the then-current conversion price.
Repurchase of Convertible Notes Upon Change of Control. The holders holding a majority of the outstanding principal amount with respect to all the Convertible Notes may require AdCare to redeem all or any portion of the Convertible Notes upon a change of control (as defined in the Convertible Notes) for a redemption price equal to the outstanding principal amount to be redeemed plus all accrued and unpaid interest thereon. In addition, upon a change of control, AdCare may redeem all or any portion of the

Convertible Notes for a redemption price equal to the outstanding principal amount to be redeemed plus all accrued and unpaid interest thereon.
Events of Default. During the existence and continuance of an event of default under a Convertible Note, the outstanding principal amount of such Convertible Note shall incur interest at a rate of 14% per annum, and the holder of such Convertible Note may require AdCare to redeem all or any portion of such Convertible Note at a redemption price in cash equal to the outstanding principal amount to be redeemed plus all accrued and unpaid interest thereon. An “event of default,” with respect to a Convertible Note includes: (i) AdCare’s failure to pay to the holder of such Convertible Note any amount of principal or interest by the 7th business day following the date when due under such Convertible Note; and (ii) specific events of bankruptcy, insolvency, reorganization or liquidation.
Effects on the Holders of Convertible Notes not Purchased in the Offer. Convertible Notes not tendered or accepted for payment in the Offer will remain outstanding immediately following the completion of the Offer. The terms and conditions governing the Convertible Notes, will remain unchanged immediately following the completion of the Offer. No amendment to the Convertible Notes is being sought in connection with the Offer.
No Trading Market for Convertible Notes
The Convertible Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system. To AdCare’s knowledge, the Convertible Notes are not, and have not previously, traded and market quotations for the Convertible Notes are not available. Although you may be able to sell Convertible Notes that you do not tender, AdCare cannot predict, and makes no assurance, of the price at which you will be able to sell such Convertible Notes, which may be higher or lower than the Purchase Price paid by AdCare in the Offer. There is no assurance that an active market in the Convertible Notes will develop or exist, or as to the prices at which the Convertible Notes may trade, after consummation of the Offer.
The Conversion Price of the Convertible Notes is Significantly Greater than Recent Stock Prices
Holders may convert their Convertible Notes into shares of AdCare’s common stock, under certain circumstances, at a conversion price of $4.25 per share of AdCare’s common stock, subject to adjustment upon the occurrence of certain events. On December 6, 2016, the last reported sale price per share of AdCare’s common stock on the NYSE MKT was $1.57 per share. See “Market Information about the Convertible Notes and AdCare’s Common Stock.”

Subsequent Purchases of the Convertible Notes
Although AdCare has no current plan to purchase or otherwise provide any similar opportunity for the Holders of Convertible Notes to obtain liquidity prior to maturity with respect to the Convertible Notes not tendered in the Tender Offer, AdCare reserves the absolute right, in its discretion and from time to time, to purchase any Convertible Notes that remain outstanding after the Expiration Time through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the Purchase Price and could be for cash or other consideration. However, there can be no assurance that Holders of the Convertible Notes will have any further opportunity to gain liquidity with respect to the Convertible Notes. Moreover, Rule 13e-4(f)(6) of the Exchange Act generally prohibits us and our affiliates from purchasing any Convertible Notes, other than pursuant to the Offer, until at least ten business days after the Expiration Time or other termination of the Offer.
Substantial Existing Indebtedness
AdCare has substantial existing indebtedness. As of September 30, 2016, AdCare had an aggregate of approximately $115.5 million of indebtedness outstanding, including the Convertible Notes. AdCare expects it will need approximately $7,719,000 to purchase the Convertible Notes pursuant to the Offer (excluding fees and expenses related to the Offer), assuming all outstanding Convertible Notes are validly tendered and accepted for payment and the Payment Date is January 10, 2017. See “The Offer — Source and Amount of Funds.”
While AdCare will continue to have substantial indebtedness following the consummation of the Offer, the aggregate amount of its outstanding indebtedness with maturities in 2017 will be reduced as a result of the purchase of any Convertible Notes pursuant to the Offer. The amount of AdCare’s indebtedness and restrictions contained in its other outstanding indebtedness may limit its ability to effect future financings in the event AdCare should deem it necessary or desirable to raise additional capital. For additional information about AdCare’s indebtedness, capitalization and financial condition, see its Annual Report on Form 10-K for the year ended December 31, 2015 and the other information incorporated by reference herein. See “Incorporation of Documents by Reference.”
Position of AdCare Concerning the Offer
Neither AdCare nor the Board makes any recommendation to any Holder or beneficial owner of Convertible Notes as to whether the Holder or beneficial owner should tender or refrain from tendering such Holder’s or beneficial owner’s Convertible Notes, and neither AdCare nor the Board has authorized any person to make any such recommendation. Holders and beneficial owners of Convertible Notes are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Convertible Notes.
MARKET INFORMATION ABOUT THE CONVERTIBLE NOTES
AND ADCARE’S COMMON STOCK
There is no established trading market for the Convertible Notes. To AdCare’s knowledge, the Convertible Notes are not, and have not previously, traded, and reliable market quotations for the Convertible Notes are not available. If the Convertible Notes were to trade, prices of the Convertible Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders.

AdCare’s common stock, into which the Convertible Notes may be converted, is listed for trading on the NYSE MKT under the ticker symbol “ADK.” The following table sets forth, for the periods indicated, the high and low reported sales prices for AdCare’s common stock as reported by the NYSE MKT.

	Common Stock
Calendar Period	High ($)	Low ($)
2016
First Quarter	2.70	1.85
Second Quarter	2.50	1.71
Third Quarter	2.60	1.65
Fourth Quarter (through December 7, 2016)	2.20	1.50
2015
First Quarter	4.50	3.79
Second Quarter	4.45	3.32
Third Quarter	4.00	3.10
Fourth Quarter	3.42	1.90
2014
First Quarter	4.67	4.00
Second Quarter	4.70	3.65
Third Quarter	5.05	4.22
Fourth Quarter	4.77	3.58
On December 6, 2016, the last reported sale price per share of AdCare’s common stock on the NYSE MKT was $1.57 per share. There were 19,938,034 shares of AdCare’s common stock outstanding as of December 6, 2016.
HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR ADCARE’S COMMON STOCK PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
The following is a general discussion of material U.S. federal income tax considerations relating to Holders of the Convertible Notes with respect to the Offer, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (the “Treasury regulations”), judicial authorities and administrative rulings, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and AdCare has not obtained, and does not intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the Offer.
The following discussion applies only to Holders who hold their Convertible Notes as capital assets within the meaning of section 1221 of the Code (generally, property held for investment). This summary does not address U.S. federal tax laws (other than income tax laws), the Medicare tax with respect to net investment income, or the tax considerations arising under the laws of any state, local or non-U.S. jurisdiction.

In addition, this discussion does not consider all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their individual circumstances or to certain types of holders subject to special tax rules, such as:
•banks and other financial institutions;
•broker-dealers;
•insurance companies;
•tax-exempt organizations;
•regulated investment companies;
•real estate investment trusts;
•S-corporations, partnerships or other pass-through entities;
•traders in securities who elect to apply a mark-to-market method of accounting;

•	persons that hold Convertible Notes as part of a “straddle,” a “conversion transaction,” or other integrated transactions;

•	U.S. Holders, as defined below, that have a functional currency other than the U.S. dollar;

•	persons subject to the alternative minimum tax; or

•	U.S. expatriates.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds a Convertible Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Convertible Notes, you are urged to consult your tax advisor.
This summary is for general information purposes only and is not tax advice. Each Holder (including any Holder that does not tender its Convertible Notes) is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the Offer.
Consequences to Tendering U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Convertible Notes that for U.S. federal income tax purposes is:
(i)    an individual who is a citizen or resident of the United States;
(ii)    a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;
(iii)    an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)    a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”
Tendering Holders who are not U.S. Holders should refer to “— Consequences to Tendering Non-U.S. Holders” below.
Tender of Convertible Notes Pursuant to the Offer
The receipt of cash by a U.S. Holder in exchange for a Convertible Note will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules as discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received (excluding amounts attributable to accrued but unpaid interest, if any) and (ii) the U.S. Holder’s adjusted tax basis in the tendered Convertible Note. A U.S. Holder’s adjusted tax basis in a Convertible Note is generally the cost of the Convertible Note to the U.S. Holder, (i) increased, if applicable, by any market discount previously included in such U.S. Holder’s income and (ii) reduced (but not below zero) by any cash payments received on the Convertible Note other than payments of stated interest and by any amortizable bond premium that the U.S. Holder has previously amortized. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Convertible Note for more than one year at the time of such sale. Non-corporate U.S. Holders currently are generally subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to limitations. Any cash received attributable to accrued but unpaid interest that has not previously been included in the U.S. Holder’s income will be taxable as ordinary income.
Market Discount
In general, a Convertible Note has “market discount” if its principal amount exceeds the U.S. Holder’s tax basis in the Convertible Note immediately after its acquisition by the U.S. Holder, unless a statutorily defined de minimis exception applies. Gain recognized by a U.S. Holder with respect to a Convertible Note acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued during the period the Convertible Note was held by such U.S. Holder, unless the U.S. Holder previously had elected to include market discount in income as it accrued for U.S. federal income tax purposes. The amount of market discount that has accrued is determined on a ratable basis, unless the U.S. Holder has elected to determine the amount of accrued market discount using a constant-yield method.
Information Reporting and Backup Withholding
A U.S. Holder whose Convertible Notes are tendered and accepted for payment generally may be subject to information reporting and backup withholding (currently at a 28% rate) with respect to the gross amount of payments made pursuant to the Offer, unless (i) the U.S. Holder is a corporation or other exempt recipient and, when required, establishes its exemption from information reporting and backup withholding or (ii) in the case of backup withholding, the U.S. Holder provides its correct taxpayer identification number (“TIN”), certifies that such TIN is correct and that it is not currently subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability and may claim a refund of any excess amounts withheld if they timely provide certain information to the IRS.

Consequences to Tendering Non-U.S. Holders
This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Convertible Note that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. Holder.
Tender of Convertible Notes Pursuant to the Offer
Subject to the discussion below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the Non-U.S. Holder’s receipt of cash for Convertible Notes pursuant to the Offer. Any gain realized by the Non-U.S. Holder would be subject to U.S. federal income tax, however, if: (i) in the case of an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale of the convertible Notes pursuant to the Offer and certain other conditions are satisfied; or (ii) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States and, if required by an applicable income tax treaty with the United States, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In the case of gain realized by an individual Non-U.S. Holder described in clause (i), the Non-U.S. Holder would be subject to U.S. federal income tax at a rate of 30%, or a lower rate provided by an applicable income tax treaty, on such gain, which gain may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States. In the case of gain described in clause (ii), the Non-U.S. Holder would be subject to U.S. federal income tax on such gain at graduated rates generally in the same manner as if the Non-U.S. Holder were a U.S. Holder, and corporate Non-U.S. Holders may also be subject to a branch profits tax at a rate of 30%, or a lower rate provided by an applicable income tax treaty.
Any amount received with respect to the Convertible Notes that is attributable to accrued but unpaid interest not previously included in income generally will not be subject to U.S. federal income or withholding tax, provided that such interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business and: (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of AdCare that are entitled to vote; (ii) the Non-U.S. Holder is not a bank that received the Convertible Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; (iii) the Non-U.S. Holder is not a “controlled foreign corporation” related to AdCare within the meaning of the Code; and (iv) the Non-U.S. Holder properly certifies the Non-U.S. Holder’s non-U.S. status on IRS Form W-8BEN or other applicable form or successor form.
If a Non-U.S. Holder does not qualify for an exemption from withholding tax on accrued interest under the preceding paragraph and the interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (or, if required by an applicable income tax treaty with the United States, such interest is not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), such interest generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such Non-U.S. Holder is able to claim (on IRS Form W-8BEN) and establish a valid exemption from or reduction of withholding tax under an income tax treaty.
If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty with the United States, such interest is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), then, although exempt from U.S. withholding tax (provided the Non-U.S. Holder provides appropriate certification on IRS Form W-8ECI), the Non-U.S. Holder will be subject to U.S. federal income tax on that accrued interest generally in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a corporation, the accrued interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.
Information Reporting and Backup Withholding
A Non-U.S. Holder generally will not be subject to backup withholding with respect to payments made pursuant to the Tender Offer, provided that (i) the Non-U.S. Holder certifies that it is not a U.S. person (generally, by providing an IRS Form W-8BEN or other applicable IRS Form W-8) or (ii) the Non-U.S. Holder otherwise establishes an exemption. However, information returns generally will be filed with the IRS in connection with the payment of accrued interest on the Convertible Notes. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts backup withheld as a credit against their U.S. federal income tax liability and may claim a refund of any excess amounts withheld if they timely provide certain information to the IRS.
Consequences to Non-Tendering Holders
A Holder whose Convertible Notes are not purchased by AdCare pursuant to the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.
The U.S. federal income tax discussion set forth above is included for general information purposes only. All Holders should consult their tax advisors to determine the federal, state, local and non-U.S. tax consequences of the Offer.
MISCELLANEOUS
Securities Ownership, Transactions and Arrangements
The Offer is open to all holders of Convertible Notes, including any of AdCare’s directors, officers or affiliates. The terms of the Offer are equally applicable to AdCare’s directors, officers and affiliates as to any other Holder of Convertible Notes.
Park City Capital Offshore Master, Ltd. (“Park City Offshore”), an affiliate of Michael J. Fox, holds a Convertible Note with an aggregate principal amount of $1,000,000 (which constitutes approximately 13% of the entire principal amount of all Convertible Notes outstanding). Mr. Fox is a director of Park City Offshore, a director of AdCare since October 2013, Lead Independent Director since April 1, 2015, and a beneficial owner of greater than 5% of AdCare’s outstanding common stock. As discussed in AdCare’s Definitive Proxy Statement on Schedule 14A filed with the SEC on October 21, 2016, which is incorporated by reference into this Offer to Purchase, Mr. Fox and Park City Capital, LLC (also an affiliate of Mr. Fox, “Park City”) beneficially own 1,406,187 shares and 1,313,712 shares, respectively, of AdCare’s common stock as of October 17, 2016, which constitutes 6.8% and 6.5%, respectively, of all shares of AdCare’s common stock outstanding as of such date.
Except for the Convertible Note held by Park City Offshore described above and based on AdCare’s records and on information provided to AdCare by its directors and executive officers, to the best of AdCare’s knowledge, none of AdCare’s directors, executive officers or affiliates beneficially owns any Convertible Notes. In addition, neither AdCare nor any of its subsidiaries beneficially owns any Convertible Notes.
Neither AdCare nor any of its subsidiaries has effected any transactions involving the Convertible Notes during the 60 days prior to the date of this Offer to Purchase. In addition, based on AdCare’s records and on information provided to AdCare by its directors and executive officers, to the best of AdCare’s knowledge, none of AdCare’s directors, executive officers or affiliates has effected any transactions involving the Convertible Notes during the 60 days prior to the date of this Offer to Purchase.
On October 1, 2013, AdCare entered into a letter agreement (the “Fox Agreement”) with Mr. Fox and Park City, pursuant to which Board appointed Mr. Fox as a director effective October 23, 2013 to serve until the 2013 Annual Meeting of Shareholders and included Mr. Fox in AdCare’s slate of nominees for election as a director at the 2013 Annual Meeting of Shareholders. Pursuant to the Fox Agreement, for so long as Mr. Fox serves on the Board as a nominee of the Board, Park City shall take such action as may be required so that all of the capital stock of AdCare which is entitled to vote generally in the election of directors (the “Voting Securities”) and is beneficially owned by Park City, or any person who, within the meaning of Rule 12b-2 under the Exchange Act, is “controlling,” “controlled by” or “under common control with” Park City (the “Park City Group”), is voted in favor of each of the Board’s nominees to the Board at any and all meetings of our shareholders or at any adjournment or postponement thereof or in any other circumstance in connection with which a vote, consent or other approval of holders of Voting Securities is sought with respect to the election of any nominee to the Board.
In addition, for so long as Mr. Fox serves on the Board as a nominee of the Board, Park City will not do or agree or commit to do (or encourage any other person to do or agree or commit to do) and will not permit any member of the Park City Group or any affiliate or associate thereof to do or agree or commit to do (or encourage any other person to do or agree or commit to do) any of the following:

•
solicit proxies or written consents of shareholders with respect to any Voting Securities, or make, or in any way participate in, any solicitation of any proxy to vote any Voting Securities (other than as conducted by us), or become a participant in any election contest with respect to us;

•
seek to call, or request the call of, a special meeting of shareholders or seek to make, or make, any shareholder proposal at any meeting of shareholders that has not first been approved in writing by the Board;

•
make any request or seek to obtain, in any fashion that would require public disclosure by us, Park City or their respective affiliates, any waiver or amendment of any provision of the Fox Agreement or take any action restricted thereby; and

•
except as permitted by the Fox Agreement, make or cause to be made any statement or announcement that constitutes an ad hominem attack on AdCare or its officers or directors in any document or report filed with or furnished to the SEC or any other governmental agency or in any press release or other publicly available format.

Accounting Treatment of Purchase of the Convertible Notes in the Offer
The consideration AdCare pays for any Convertible Notes will extinguish the carrying value of the Convertible Notes. The difference between the consideration AdCare pays and the net carrying amount of the Convertible Notes plus the related unamortized debt issuance costs will be recorded as a loss on extinguishment in AdCare’s consolidated income statement in the period in which the Convertible Notes are repurchased.
Fees and Expenses

AdCare will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting Convertible Notes under the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as AdCare’s agent for purposes of the Offer.
Other Material Information
The Offer is not being made to, nor will AdCare accept tenders from, or on behalf of, owners of Convertible Notes in any state in which the making of the Offer or its acceptance would not comply with the securities or “blue sky” laws of that state. AdCare is not aware of any state in which the making of the Offer or the acceptance of tenders of, purchase of, or payment for, Convertible Notes in accordance with the Offer would not be in compliance with the laws of such state. AdCare, however, reserves the right to exclude owners of Convertible Notes in any state in which it is asserted that the Offer cannot lawfully be made or tendered Convertible Notes cannot lawfully be accepted, purchased or paid for. So long as AdCare makes a good-faith effort to comply with any state law deemed applicable to the Offer, AdCare believes that the exclusion of owners of Convertible Notes residing in any such state is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.
No person has been authorized to give any information or make any representations other than those contained or incorporated by reference herein or in the accompanying Letter of Transmittal and other materials, and, if given or made, such information or representations must not be relied upon as having been authorized by AdCare, or any other person.
The statements made in this Offer to Purchase are made as of the date on the cover page of this Offer to Purchase, and the statements incorporated by reference are made as of the date of the applicable document incorporated by reference. Neither the delivery of this Offer to Purchase and documents incorporated by reference nor any purchase of Convertible Notes by AdCare will, under any circumstances, create any implication that the information contained in this Offer to Purchase or in any document incorporated by reference is current as of any time subsequent to the date of such document.
Recipients of this Offer to Purchase and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Offer.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
AdCare is currently subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference facilities and their copy charges. These materials may also be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

AdCare has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
AdCare hereby incorporates by reference into this Offer to Purchase the following documents that it has filed with the SEC (together with any other documents that may be incorporated herein by reference as provided herein, the “Incorporated Documents”):

•	AdCare’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	AdCare’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016;

•
AdCare’s Current Reports on Form 8-K filed with the SEC on January 4, 2016, January 12, 2016, January 26, 2016, February 9, 2016, April 22, 2016, May 23, 2016, June 6, 2016, June 22, 2016, July 9, 2016, August 15, 2016, August 29, 2016, September 30, 2016, October 11, 2016, and November 14, 2016; and

•	AdCare’s Definitive Proxy Statement on Schedule 14A filed with the SEC on October 21, 2016.
We are not, however, incorporating any documents or information that we are deemed to furnish and not file in accordance with SEC rules. The information incorporated by reference into this Offer to Purchase is considered to be a part of this Offer to Purchase and should be read with the same care as the Offer to Purchase. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purpose of this Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. Any such statement or statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. All information appearing in this Offer to Purchase is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the Incorporated Documents, except to the extent set forth in the immediately preceding sentence. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. References herein to the Offer to Purchase includes all Incorporated Documents as incorporated herein, unless the context otherwise requires.
Certain sections of this Offer to Purchase are incorporated by reference in, and constitute part of, the Schedule TO filed by the Company with the SEC on December 8, 2016, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The sections so incorporated are identified in the Schedule TO.
AdCare will provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to

AdCare Health Systems, Inc. at 454 Satellite Blvd. NW, Suite 100, Suwanee, Georgia 30024, Attention: Corporate Secretary, or (678) 869-5116.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
Certain statements contained in this Offer to Purchase and the Incorporated Documents herein by reference constitute forward-looking statements. Such statements reflect management’s current forecast of certain aspects of our future. You can generally identify forward-looking statements by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “project,” “expect,” “should,” “would” and similar expressions in this Offer to Purchase or the Incorporated Documents. Such statements are based on currently available operating, financial and competitive information and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by our forward-looking statements. Such risks, uncertainties and assumptions include, among other things:

•
Our ability to achieve the benefits that we expected to achieve from our transition to a healthcare property holding and leasing company, including increased cash flow, reduced general and administrative expenses, and a lower cost of capital;

•	The impact of liabilities associated with our legacy business of owning and operating healthcare properties, including pending and potential professional and general liability claims;

•	Our dependence on the operating success of our tenants and their ability to meet their obligations to us;

•	The effect of increasing healthcare regulation and enforcement on our tenants, and the dependence of our tenants on reimbursement from governmental and other third-party payors;

•	The impact of litigation and rising insurance costs on the business of our tenants;

•	The effect of our tenants declaring bankruptcy or becoming insolvent;

•
The ability and willingness of our tenants to renew their leases with us upon expiration, and our ability to reposition our properties on the same or better terms in the event of nonrenewal or if we otherwise need to replace an existing tenant;

•
The significant amount of our indebtedness, our ability to service our indebtedness, covenants in our debt agreements that may restrict our ability to pay dividends or incur additional indebtedness, and our ability to refinance our indebtedness on favorable terms;

•	Our ability to raise capital through equity and debt financings, and the cost of such capital;

•	Increases in market interest rates;

•	The availability of, and our ability to identify, suitable acquisition opportunities, and our ability to complete such acquisitions and lease the respective properties on favorable terms;

•
Other risks inherent in the real estate business, including uninsured or underinsured losses affecting our properties, the possibility of environmental compliance costs and liabilities, and the illiquidity of real estate investments;

•
Other factors detailed in “Part I, Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2015, and our Quarterly Reports on Form 10-Q filed subsequent thereto, all of which are incorporated herein by reference.

All forward-looking statements in, or incorporated by reference into, this Offer to Purchase should be considered in the context of these risk factors. These forward-looking statements speak only as of the date of this Offer to Purchase or the Incorporated Documents, as applicable, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Offer to Purchase or the Incorporated Documents, as applicable, may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this Offer to Purchase are cautioned not to place undue reliance on the forward-looking statements.